ESTABLISHMENT OF SEPARATE ACCOUNT

NOW THEREFORE, BE IT RESOLVED, that the officers of the Company, be, and they hereby are authorized to establish for the account of the Company USL Separate Account RS (“USL Separate Account RS”) in accordance with the insurance laws of the State of New York, to provide the investment medium for certain annuity contracts to be issued by the Company (“Contracts”) as may be designated as participating therein; and be it

FURTHER RESOLVED, that The USL Separate Account RS shall receive, hold, invest and reinvest only the monies arising from (1) premiums, contributions or payments made pursuant to Contracts participating therein; (2) such assets of the Company as may be deemed necessary for the orderly operation of such USL Separate Account RS; and (3) the dividends, interest and gains produced by the foregoing; and be it

FURTHER RESOLVED, that the USL Separate Account RS shall be administered and accounted for as part of the general business operations of the Company; and be it

FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized:

(i)

to take whatever actions are necessary to see to it that the Contracts are registered under the provisions of the Securities Act of 1933, as amended (the “33 Act”), to the extent they shall determine that registration is necessary;

(ii)

to take whatever actions are necessary to assure that such USL Separate Account RS is properly registered with the Securities and Exchange Commission (“SEC”) under the provisions of the Investment Company Act of 1940, as amended (the “40 Act”)(the 1933 Act and 1940 Act, collectively, the “Acts”) to the extent that the SEC shall determine that such registration is necessary;

(iii)

to prepare, execute and file such amendments to any registration statements filed under the aforementioned Acts (including such pre-effective and post-effective amendments), supplements and exhibits thereto as they may deem necessary or desirable;

(iv)

to apply for exemption from those provisions of the aforementioned Acts and the rule promulgated thereunder as they may deem necessary or desirable to take any and all other actions which they may deem necessary, desirable or appropriate in connection with such Acts; and

(v)

to take whatever actions are necessary to assure that the Contracts are filed with the appropriate state insurance regulatory authorities and to prepare and execute all necessary documents to obtain approval of the insurance regulatory authorities;

(vi)

to prepare or have prepared and executed all necessary documents to obtain approval of, or clearance with, or other appropriate actions required by, any other regulatory authority that may be necessary in connection with the foregoing matters;

(vii)	to enter into fund participation agreements with trusts which will be advised by affiliated and non-affiliated entities, as they deem necessary or desirable;

(viii)	to enter into agreements with appropriate entities for the provision of administrative and other required services on behalf of and for the safekeeping of assets of USL Separate Account RS; and be it

FURTHER RESOLVED, that the form of any resolutions required by any state authority to be filed in connection with any of the documents or instruments referred to in any of the preceding resolutions be, and the same hereby are, adopted as fully set forth herein if (i) in the opinion of the officers of the Company the adoption of the resolutions is advisable; and (ii) the Corporate Secretary or Assistant Secretary of the Company evidences such adoption by inserting into these minutes copies of such resolutions; and be it

FURTHER RESOLVED, that the officers of the Company, and each of them are hereby authorized to prepare and to execute the necessary documents; and be it

FURTHER RESOLVED, that the officers of the Company, and each of them, acting individually, are hereby authorized to execute and deliver on behalf of the Company any fund participation agreements and any such other agreements, certificates, documents or instruments as may be appropriate or required in connection therewith, all to be in such form and with such changes or revisions as may be approved by the officer executing and delivering the same, such execution and delivery being conclusive evidence of such approval; and be it

FURTHER RESOLVED, that any and all lawful actions taken by the Company’s officers and authorized representatives, whether heretofore or hereafter taken or done, which are in conformity with the purposes of the foregoing resolutions, or which are deemed appropriate to reflect these resolutions and to carry out their tenor, effect and intent, are hereby ratified, approved and confirmed in all respects.